UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 16, 2007

CHINA SECURITY & SURVEILLANCE
TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50917	98-0509431
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

13/F, Shenzhen Special Zone Press Tower, Shennan Road
Futian, Shenzhen, China, 100020

(Address of Principal Executive Offices)

(86) 755-83765666
Registrant’s Telephone Number, Including Area Code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On February 16, 2007, China Security & Surveillance Technology, Inc. (the “Company”), China Safetech Holdings Limited (“Safetech”), China Security & Surveillance Technology (HK) Ltd. (“CSST-HK”), China Security & Surveillance Technology (PRC), Inc. (“CSST-PRC”), Golden Group Corporation (Shenzhen) Limited (“Golden”) and Shanghai Cheng Feng Digital Technology Co., Ltd (“Cheng Feng”), and Citadel Equity Fund Ltd. (“Citadel”) entered into a Notes Purchase Agreement (the “Notes Purchase Agreement”) pursuant to which the Company will issue and sell to Citadel $60,000,000 Guaranteed Senior Unsecured Convertible Notes due 2012 (the “Notes”).

The Notes were issued pursuant to an indenture dated February 16, 2007 (the “Indenture”) among (i) the Company, (ii) Safetech and CSST-HK as guarantors, and (iii) The Bank of New York, as trustee for the Notes. Pursuant to the Indenture, the guarantors have agreed, and all of the Company’s other existing and future subsidiaries are obligated (only to the extent such subsidiary is permitted under applicable laws to do so), to guarantee, on a senior unsecured basis, to the holders of the Notes and the trustee the payment and performance of the Company’s obligations thereunder.

In connection with the transaction, the Company, Safetech, CSST-HK, CSST-PRC, Golden, Cheng Feng, Mr. Tu Guo Shen (“Mr. Tu”), Ms. Li Zhi Qun (“Ms. Li”) and Whitehorse Technology Limited, a British Virgin Islands company wholly owned by Mr. Tu and the registered owner of Mr. Tu’s equity interest in the Company (“Whitehorse”, and together with Mr. Tu and Ms. Li, the “Controlling Shareholders”), and Citadel entered into an Investor Rights Agreement dated February 16, 2007. Pursuant to the Investor Rights Agreement, Citadel was granted, among other things and subject to certain conditions, the right to designate up to one observer to participate in the meetings of the Company’s board of directors, a right of first refusal with respect to any issuance of securities sought by the Company and a right of first refusal and tag-along rights for proposed sales by the Controlling Shareholders to any third party. In addition, in connection with the transaction, Mr. Tu agreed to a non-competition covenant and agreement relating to his employment and ability to engage in a business that is competitive with the Company's business for two years following the date upon which the term of his employment with the Company expires.

The offer and sale of the Notes were made in an offshore transaction pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The transaction closed on February 16, 2007.

Each of the Notes Purchase Agreement, the Indenture and the Investor Rights Agreement (each, a “Transaction Agreement” and, collectively, the “Transaction Agreements”) sets forth certain other rights and obligations of the parties. A copy of each Transaction Agreement is attached hereto as an exhibit and is hereby filed and incorporated herein by reference. The description of each Transaction Agreement in this current report is a summary only and is qualified in its entirety by the terms of each such Transaction Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 16, 2007, the Company issued the Notes to Citadel pursuant to the Notes Purchase Agreement. The Company will pay interest at a rate of 1.0% per annum on the principal amount of the Notes, payable semi-annually in arrears on February 16 and August 16 of each year.

The Notes are convertible, by the holders thereof, at any time on or prior to maturity, into common shares of the Company initially at the conversion price of $18.00 per share (subject to adjustment in certain circumstances, including semi-annual reset of the conversion price and upon occurrence of certain dilutive events, in each case subject to certain conditions).

If a Change of Control, Asset Sales (as defined in the Indenture), or certain other designated events including de-listing occur, holders of the Notes may require the Company to repurchase all or a portion of their Notes for cash at the applicable redemption price.

Additional terms and conditions are contained in Item 1.01 and are incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities

The information pertaining to the Notes in Item 1.01 is incorporated herein by reference in its entirety. Neither the Notes or the common shares issuable upon conversion of the Notes have been registered under the Securities Act and neither may be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This current report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitution an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 9.01. Financial Statements and Exhibits

(d)  Exhibits

4.1	Notes Purchase Agreement by and among the Company, Safetech, CSST-HK, CSST-PRC, Golden, Cheng Feng and Citadel, dated February 16, 2007.

4.2	Indenture among the Company, Safetech, CSST-HK and The Bank of New York, dated February 16, 2007.

4.3	Investor Rights Agreement among the Company, Safetech, CSST-HK, CSST-PRC, Golden, Cheng Feng, Mr. Tu, Ms. Li, Whitehorse and Citadel, dated February 16, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Security & Surveillance Technology, Inc.

Date: February 16, 2007

/s/ Guoshen Tu
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1	Notes Purchase Agreement by and among the Company, Safetech, CSST-HK, CSST-PRC, Golden, Cheng Feng and Citadel, dated February 16, 2007.

4.2	Indenture among the Company, Safetech, CSST-HK and The Bank of New York, dated February 16, 2007.

4.3	Investor Rights Agreement among the Company, Safetech, CSST-HK, CSST-PRC, Golden, Cheng Feng, Mr. Tu, Ms. Li, Whitehorse and Citadel, dated February 16, 2007.